Exhibit 99.1
MEADOWBROOK INSURANCE GROUP, INC.
(NYSE — MIG)
CONTACT:     Karen M. Spaun, SVP & Chief Financial Officer, (248) 204-8178
MEADOWBROOK INSURANCE GROUP, INC.
REPORTS FIRST QUARTER 2010 RESULTS
•     Net income per share up 25% to $0.30 per share
•     Net operating income per share up 7.1% to $0.30 per share
•     Full year 2010 net operating income guidance is adjusted upward to a range of $0.90 to $1.00 per share
•     Combined Ratio of 92.1%
•     Gross Written Premium up 29.5%
•     Book Value per share of $9.43
SOUTHFIELD, MICHIGAN
May 3, 2010
First Quarter 2010 Highlights and Overview:
•	Net income increased $2.9 million to $16.4 million, or $0.30 per diluted share, in the first quarter of 2010, compared to $13.5 million or $0.24 per diluted share for the first quarter of 2009.

•	Net operating income, a non-GAAP measure, increased $484,000 to $16.8 million, or $0.30 per diluted share, in the first quarter of 2010, up from $16.3 million or $0.28 per diluted share in the first quarter of 2009.

•	The combined ratio was 92.1% in the first quarter of 2010, compared to 88.2% for the first quarter of 2009.

•	Full year 2010 net operating income guidance is adjusted upward, to a range of $0.90 to $1.00 per diluted share.

•	Gross written premium increased by $47.2 million, or 29.5%, to $207.2 million in the first quarter of 2010 compared to $160.0 million in the first quarter of 2009

•	Book value per share increased to $9.43 per share, compared to $9.06 per share at December 31, 2009.

•	We repurchased 1.5 million shares during the first quarter of 2010, resulting in an increase to book value of $0.05 per share.
Meadowbrook Insurance Group, Inc. (NYSE: MIG) reported that first quarter 2010 net operating income, a non-GAAP measure, grew by $484,000 to $16.8 million, or $0.30 per diluted share, up from $16.3 million, or $0.28 per diluted share, in the first quarter of 2009. Net income increased in the first quarter of 2010 by $2.9 million to $16.4 million, or $0.30 per diluted share, compared to $13.5 million, or $0.24 per diluted share, in the first quarter of 2009.
PR-0410

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First quarter gross written premium increased 29.5% to $207.2 million, compared to $160.0 million in the first quarter of 2009. The increase in premium is primarily due to new business initiated in the second half of 2009.
First quarter net earned premium increased 17.4% to $151.4 million, compared to $129.0 million in the first quarter of 2009.
The 2010 first quarter GAAP combined ratio was 92.1%, compared to 88.2% for the first quarter of 2009. Net loss and loss adjustment expenses (“LAE”) increased $12.6 million, to $87.5 million for the three months ended March 31, 2010, from $74.9 million for the same period in 2009. Our loss and LAE ratio decreased 0.2 percentage points to 57.8% for the three months ended March 31, 2010, from 58.0% for the same period in 2009. The accident year loss and LAE ratio was 64.2% for the three months ended March 31, 2010 down from 64.5% for the comparable period in 2009. This decrease reflects the refinement of our cost allocation process between internal claims and policy administration costs, offset by an increase in the 2010 accident year losses for the quarter, as a result of isolated winter storm losses.
Policy acquisition and other underwriting expenses increased $12.9 million, to $51.9 million for the three months ended March 31, 2010 from $39.0 million for the same period in 2009. Our expense ratio increased 4.1 percentage points to 34.3% for the three months ended March 31, 2010, from 30.2% for the same period in 2009. This increase reflects the above mentioned refinement in our internal costs allocation process between internal claims handling costs and policy administrative costs, as a well as the allocation between general administrative expenses and policy administration costs. In addition, there was a slight increase in commission expense relating to new business added in the second half of 2009 where the agent performs additional policy issuance activities. Lastly, the 2009 expense ratio was favorably impacted by lower insurance related assessments, primarily related to premium tax credits received from 2008 premium tax returns, which lowered the expense ratio by 1.3 percentage points for the quarter ended March 31, 2009.
Net commission and fee revenue for the first quarter of 2010 declined by 3.6% to $9.9 million compared to $10.2 million in the first quarter of 2009. This decline reflects a slight decrease in fees related to some of our self-insured programs, caused by a decrease in premium volume from continued competition and challenging economic conditions.
Commenting on the results, Meadowbrook President and Chief Executive Officer Robert S. Cubbin stated: “We are off to a good start in 2010. Net operating income improved compared to last year, and our 29.5% growth in gross written premium is due to new business relationships implemented during the last half of 2009. We continue to be selective in our growth and our focus is on maintaining price adequacy. While the market remains competitive, our underwriting discipline continues to hold up, and our accident year loss ratio improved slightly. We are working from a strong capital position, and we constantly monitor our capital needs. Throughout 2009, and now into 2010, we have worked to balance the need to hold capital to support our long term premium objectives with our share repurchases. During the first quarter, we repurchased approximately 1.5 million shares at an average price of $7.51 per share.”
2010 Guidance Adjusted Upward
Based upon our first quarter results and the impact of our active share repurchase plan, we are increasing our full year guidance upward. We expect net operating income to be in a range of $50.0 million to $55.0 million, or $0.90 to $1.00 per share. We expect gross written premium in a range of $790 million to $815 million, and we expect a combined ratio of 94.5% to 96.0%. Commenting on the 2010 outlook, Mr. Cubbin stated: “We are pleased with our continued growth in earnings and the positive results of new business initiated in the second half of 2009, which have started to contribute to our bottom line. We are maintaining our focus on price adequacy, disciplined underwriting, efficient claims handling and geographic and product diversification, which is enhancing our ability to manage through this prolonged competitive market with profitable growth.”

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Other Matters
Shareholders’ Equity:
At March 31, 2010, shareholders’ equity was $511.5 million, or $9.43 per common share, compared to $502.9 million, or $9.06 per common share, at December 31, 2009.
Book value per share excluding unrealized gains increased $0.28 per share to $8.87 per share from $8.59 per share.
At March 31, 2010, our debt-to-equity ratio was 25.0%, compared to 26.0% at December 31, 2009. Our debt-to-equity ratio excluding debentures was 9.2% at March 31, 2010, compared to 9.9% at December 31, 2009.
Dividend and Share Repurchases:
On April 30, 2010, our Board of Directors declared a quarterly dividend of $0.03 per share payable on June 1, 2010 to shareholders of record as of May 14, 2010.
We repurchased approximately 1.5 million shares during the first quarter of 2010 at an average cost of $7.51 per share. We have approximately 3.5 million remaining shares under the share repurchase authorization.
Investment Portfolio:
For the first quarter of 2010 our pre-tax book yield was 4.4%, which is unchanged compared to the first quarter of 2009. The effective duration of the portfolio was 5.2 years at March 31, 2010, compared to 4.6 years at March 31, 2009 and 5.1 years at December 31, 2009.
Net investment income for the first quarter of 2010 increased 5.6% to $13.0 million, up from $12.3 million in the first quarter of 2009. The increase reflects an increase in average invested assets due to positive cash flow from operations and profitable underwriting results.
Conference Call
Meadowbrook’s 2010 first quarter results will be discussed by management in more detail on Tuesday, May 4, 2010 at 9:00 a.m. Eastern Time.
To listen to the call please dial 1-877-407-8035 approximately five minutes prior to the start of the call and ask for the Meadowbrook conference call. Additionally, the conference call will be broadcast live over the Internet and can be accessed by all interested parties via the investor relations section of our website at www.meadowbrook.com or www.investorcalendar.com.
For those who cannot listen to the live conference call, a replay of the call will be available through Tuesday, May 11, 2010 by dialing 1-877-660-6853 and referring to conference ID 349644 and account number 286. The webcast will be archived and available for replay through Wednesday, August 4, 2010.
About Meadowbrook Insurance Group
Meadowbrook Insurance Group, Inc., based in Southfield, Michigan, is a leader in the specialty program management market. Meadowbrook includes several agencies, claims and loss prevention facilities, self-insured management organizations and seven property and casualty insurance underwriting companies, including one in Bermuda. Meadowbrook has twenty-six locations in the United States. Meadowbrook is a risk management organization, specializing in specialty risk management solutions for agents, professional and trade associations, and small to medium-sized insureds. Meadowbrook Insurance Group, Inc. common shares are listed on the New York Stock Exchange under the symbol “MIG”. For further information, please visit Meadowbrook’s corporate web site at www.meadowbrook.com.
Certain statements made by Meadowbrook Insurance Group, Inc. in this release may constitute forward-looking statements including, but not

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limited to, those statements that include the words “believes,” “expects,” “anticipates,” “estimates,” or similar expressions. Please refer to the Company’s most recent 10-K, 10-Q, and other Securities and Exchange Commission filings for more information on risk factors. Actual results could differ materially. These forward-looking statements involve risks and uncertainties including, but not limited to the following: the frequency and severity of claims; uncertainties inherent in reserve estimates; catastrophic events; a change in the demand for, pricing of, availability or collectability of reinsurance; increased rate pressure on premiums; obtainment of certain rate increases in current market conditions; investment rate of return; changes in and adherence to insurance regulation; actions taken by regulators, rating agencies or lenders; obtainment of certain processing efficiencies; changing rates of inflation; and general economic conditions. Meadowbrook is not under any obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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MEADOWBROOK INSURANCE GROUP, INC.
FINANCIAL INFORMATION
SUPPLEMENT TO THE EARNINGS RELEASE
UNAUDITED BALANCE SHEET INFORMATION

	MARCH 31,	DECEMBER 31,
(In Thousands, Except Per Share Data)	2010	2009

BALANCE SHEET DATA

ASSETS
Cash and invested assets	$1,243,335	$1,203,215
Premium and agents balances	178,275	155,327
Reinsurance recoverable	277,251	274,525
Deferred policy acquisition costs	76,988	68,787
Prepaid reinsurance premiums	35,523	35,298
Goodwill	118,842	118,842
Other assets	129,519	133,822

Total Assets	$2,059,733	$1,989,816

LIABILITIES
Loss and loss adjustment expense reserves	$978,448	$949,177
Unearned premium reserves	353,475	325,915
Debt	47,063	49,875
Debentures	80,930	80,930
Other liabilities	88,274	81,038

Total Liabilities	1,548,190	1,486,935

STOCKHOLDERS’ EQUITY
Common stockholders’ equity	511,543	502,881

Total Liabilities & Stockholders’ Equity	$2,059,733	$1,989,816

Book value per common share	$9.43	$9.06

Book value per common share excluding unrealized gain/loss, net of deferred taxes	$8.87	$8.59

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MEADOWBROOK INSURANCE GROUP, INC.
FINANCIAL INFORMATION
SUPPLEMENT TO THE EARNINGS RELEASE
UNAUDITED INCOME STATEMENT INFORMATION

	FOR THE QUARTER
(In Thousands, Except	ENDED MARCH 31,
Share & Per Share Data)	2010	2009 (1)
SUMMARY DATA
Gross written premiums	$207,173	$159,991
Net written premiums	178,776	133,516

REVENUES
Net earned premiums	$151,441	$129,038
Net commissions and fees	9,868	10,237
Net investment income	13,029	12,342
Net realized losses	(134)	(1,992)

Total Revenues	174,204	149,625

EXPENSES
Net losses and loss adjustment expenses	87,480	74,895
Policy acquisition and other underwriting expenses	51,879	38,993
General selling and administrative expenses	5,906	8,166
General corporate expenses	1,977	1,922
Amortization expense	1,401	1,508
Interest expense	2,443	2,782

Total Expenses	151,086	128,266

INCOME BEFORE INCOME TAXES AND EQUITY EARNINGS OF AFFILIATES AND UNCONSOLIDATED SUBSIDIARIES	23,118	21,359
Income tax expense	7,658	7,869
Equity earnings of affiliates, net of tax	522	—
Equity earnings of unconsolidated subsidiaries, net of tax	452	50

NET INCOME	$16,434	$13,540

Less: Net realized losses, net of tax	(387)	(2,797)

NET OPERATING INCOME (2)	$16,821	$16,337

Amortization expense	1,401	1,508

NET OPERATING INCOME, excluding amortization expense (3)	$18,222	$17,845

Diluted earnings per common share
Net income	$0.30	$0.24
Net operating income	$0.30	$0.28
Net operating income, excluding amortization expense	$0.33	$0.31
Diluted weighted average common shares outstanding	55,477,098	57,410,327

GAAP ratios:

Loss & LAE ratio	57.8%	58.0%
Other underwriting expense ratio	34.3%	30.2%

GAAP combined ratio	92.1%	88.2%

(1)	During the first quarter of March 31, 2010, the Company made certain reclassifications to the expense classifications on the Consolidated Statement of Income. These reclassifications were made to enable the user of the financial statements to calculate the GAAP combined ratio directly from the Consolidated Statement of Income. As a result, the Consolidated Statement of Income for the three months ended March 31, 2009, has been reclassified to conform to this revised presentation. These reclassifications do not change total expenses or consolidated net income as originally reported for the three months ended March 31, 2009. Please refer to Form 8-K filed on May 3, 2010 for further detail.

(2)	While net operating income is a non-GAAP disclosure, management believes this information is beneficial to reviewing the financial statements. Net operating income is net income less realized gains (losses) net of taxes associated with such gains (losses).

(3)	While net operating income, excluding amortization expense, is a non-GAAP disclosure, management believes this information is beneficial to reviewing the financial statements. Management believes this information is beneficial as amortization expense reflects an interim non-cash charge and in the long-term cash earnings will reflect GAAP earnings as we complete the amortization periods associated with current acquisitions. Net operating income, excluding amortization expense, is net income less realized gains (losses) net of taxes associated with such gains (losses) and less amortization expense.